NEWS RELEASE
For Immediate Release

EMERITUS SENIOR LIVING ANNOUNCES LEASE
OF 38 COMMUNITIES

SEATTLE, WA, June 27, 2013 -- Emeritus Corporation (NYSE: ESC) (“Emeritus”), the nation’s largest provider of assisted living and memory care services, today announced that the Company has entered into definitive agreements with Health Care REIT, Inc. (NYSE: HCN) (“HCN”) and Merrill Gardens under which Emeritus will lease a total of 38 senior housing communities (the “Communities”), representing approximately 4,400 units, currently owned by a joint venture comprised of HCN and Merrill Gardens.  The Communities are located in eight states, concentrated primarily in Washington and California, and offer independent living, assisted living and memory care services.  Over 40% of the units are currently designated as independent living.

“Expanding in the independent living arena complements our well-established assisted living, memory care and home healthcare services,” noted Granger Cobb, the Company’s President and CEO.  “It enables us to better meet the evolving needs of the growing senior population.  This accretive transaction also represents an opportunity to consolidate community operations in what continues to be a fragmented market, while expanding our relationship with Health Care REIT.”

Upon consummation of the transaction, HCN will acquire Merrill Gardens’ 20% equity interest in the Communities and Emeritus will operate the Communities under a long-term triple-net master lease.  Rent in the first year of the lease will amount to $54.0 million and will increase each year in the manner specified in the lease.  The initial term of the lease is 15 years, and the Company has the option to extend the lease for one additional 15-year term.

In connection with the transaction, the Company and Merrill Gardens entered into a Master Operations Transfer Agreement.  Pursuant to this agreement, upon commencement of the lease, Emeritus will pay to Merrill Gardens a $10.0 million management contract termination fee.  Final closing of the transaction is subject to customary closing conditions for acquisitions of this nature, including regulatory approvals, and is expected to be completed in the third quarter of 2013.  Additional information on the transaction will be provided at the Emeritus second quarter 2013 earnings release conference call to be held in early August 2013.

About Emeritus Corporation

Emeritus Senior Living is the nation’s largest assisted living and memory care provider, with the ability to serve nearly 50,000 residents. Over 30,000 employees support nearly 480 communities throughout 45 states coast to coast. Emeritus offers the spectrum of senior residential choices, care options and life enrichment programs that fulfill individual needs and promote purposeful living throughout the aging process. Its experts provide insights on senior living, care, wellness, brain health, caregiving and family topics at www.Emeritus.com, which also offers details on the organization’s services. Emeritus’ common stock is traded on the New York Stock Exchange under the symbol ESC.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:  A number of the matters and subject areas discussed in this report that are not historical or current facts deal with potential future circumstances, operations, and prospects.  The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from our actual future experience as a result of such factors as: the satisfaction of the conditions to the closing of the transactions, including obtaining and maintaining required regulatory approvals; and the occurrence of any event, change or other circumstances that could give rise to the termination of the transactions. We have attempted to identify, in context, certain of the factors that we currently believe may cause actual future experience and results to differ from our current expectations regarding the relevant matter or subject area.  These and other risks and uncertainties are detailed in our reports filed with the Securities and Exchange Commission, including “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC.  The Company undertakes no obligation to update the information provided herein.

Contact:
Investor Relations
(206) 298-2909

Media Contacts:
Liz Brady
Liz.brady@icrinc.com
646-277-1226

Sari Martin
Sari.martin@icrinc.com
203-682-8345